Exhibit 99.1

11011 Sunset Hills Road
Reston, Virginia 20190	News
www.gd.com

Contact: Jeff A. Davis
Tel: 703 876 3483
press@generaldynamics.com

February 3, 2023

General Dynamics Elects Richard Clarke to Board of Directors

RESTON, Va. – General Dynamics (NYSE: GD) announced today that its board of directors has elected Richard Clarke to be a director of the corporation.

Clarke, 60, is a retired U.S. Army general who served nearly four decades leading Infantry, Ranger, and Special Operations Forces at all levels in the U.S., Europe, Iraq and Afghanistan. He retired from the military in August 2022 after serving as the commander of the United States Special Operations Command, where he led a joint force of over 75,000 military members consisting of Army Rangers, Special Forces, Navy SEALs, Air Force Commandos and Marine Raiders, with an annual operating budget over $25 billion.

“Rich’s breadth of experience leading military forces across multiple theaters of operation will help
General Dynamics continue to deliver the products and services our nation needs to deter and defeat future threats,” said Phebe Novakovic, chairman and chief executive officer. “He is a hands-on tactician and visionary strategist who will be a valuable addition to our board of directors.”

Clarke is a graduate of the United States Military Academy at West Point and earned a Master of Business Administration degree from Benedictine College. He is a distinguished graduate of the National War
College.

General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; ship construction and repair; land combat vehicles, weapons systems and munitions; and technology products and services. General Dynamics employs more than 100,000 people worldwide and generated $39.4 billion in revenue in 2022. More information is available at www.gd.com.